EXHIBIT 99.77O

                                                                       EXHIBIT A

                        WILLIAM BLAIR FUNDS (the "Fund")
                              Small Cap Growth Fund
                         Record of Securities Purchased
                     Under the Fund's Rule 10f-3 Procedures



Issuer: VistaCare

Date offering commenced: December 17, 2002

Aggregate number and value of securities offered through underwriting or selling syndicate:

4,500,000 shares for $54,000,000

Offering price at close of first day on which any sales were made: 15.05

Underwriting syndicate's members: Lehman Brothers, Inc.; SG Cowen Securities; William Blair & Company, LLC; Jeffries & Company

Date of purchase: 12/17/2002

Number and value of securities purchased (specific as to each series if applicable): 26,700 for $320,400

Purchase price (net of fees and expenses): $12.00

Maturity date and interest rate (if applicable): n/a

Underwriter from whom purchased: Lehman Brothers

Commission, spread or profit: 7%